PRIVILEGED AND CONFIDENTIAL
February 26, 2010

American Beacon Funds
4151 Amon Carter Boulevard, MD 2450
Fort Worth, Texas 76155

The CNL Funds
450 South Orange Avenue
Orlando, FL 32801

Re:	Reorganization to Convert a Delaware Statutory Trust to a Series of a Massachusetts Business Trust

Ladies and Gentlemen:

American Beacon Funds, a Massachusetts business trust (“New Trust”), on behalf of American Beacon Global Real Estate Fund, a segregated portfolio of assets (“series”) thereof (“New Fund”), and The CNL Funds, a Delaware statutory trust, consisting of a sole series, CNL Global Real Estate Fund (“Old Fund”), have requested our opinion as to certain federal income tax consequences of the conversion of Old Fund to New Fund pursuant to an Agreement and Plan of Reorganization and Termination among them and American Beacon Advisors, Inc., New Trust’s investment manager, and CNL Fund Advisors Company, Old Fund’s investment manager, dated as of December 3, 2009 (“Agreement”).1

The Agreement contemplates that the Reorganization will involve Old Fund’s changing its identity, form, and place of organization -- by converting from Old Fund (i.e., the sole series of a Delaware statutory trust) to a series of New Trust -- by (1) transferring all its Assets to New Fund (which is being established solely for the purpose of acquiring those Assets and continuing Old Fund’s business) in exchange solely for voting shares of beneficial interest (“shares”) in New Fund and New Fund’s assumption of all of Old Fund’s Liabilities, (2) distributing those shares pro rata to Old Fund’s Shareholders in exchange for their shares therein and in complete liquidation thereof, and (3) terminating Old Fund, all on the terms and conditions set forth in the Agreement.

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Proxy Statement and Prospectus dated January 22, 2010, regarding the Reorganization that was furnished in connection with the solicitation of proxies by Old Fund’s board of trustees for use at a special meeting of Old Fund’s shareholders that was held on February 22, 2010 (“Proxy Statement”), and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact

1  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Agreement.

PRIVILEGED AND CONFIDENTIAL

American Beacon Funds
The CNL Funds
February 26, 2010

material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties made in the Agreement (as contemplated in paragraph 5.4 thereof) (each, a “Representation”) and on the Certificate of the President of Old Fund and the Certificate of the President of New Trust, each of even date herewith and delivered at the Closing, certifying that their respective Representations are true and correct at as of the date hereof.  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and immediately after the close of business (i.e., 4:00 p.m., Eastern Time) on the date hereof (“Effective Time”) will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

Based solely on the facts set forth in the Documents and the assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), our opinion is as follows:

(1) New Fund’s acquisition of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities, followed by Old Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Old Fund Shares and in complete liquidation of Old Fund, will qualify as a “reorganization” (as defined in section 368(a)(1)(F)2), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2) Old Fund will recognize no gain or loss on the transfer of the Assets to New Fund in exchange solely for New Fund Shares and New Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Old Fund Shares;

(3) New Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for New Fund Shares and its assumption of the Liabilities;

2  “Section” references are to the Internal Revenue Code of 1986, as amended (“Code”).

PRIVILEGED AND CONFIDENTIAL

American Beacon Funds
The CNL Funds
February 26, 2010

(4) New Fund’s basis in each Asset will be the same as Old Fund’s basis therein immediately before the Reorganization, and New Fund’s holding period for each Asset will include Old Fund’s holding period therefor (except where New Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Old Fund Shares solely for New Fund Shares pursuant to the Reorganization;

(6) A Shareholder’s aggregate basis in the New Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Old Fund Shares it actually or constructively surrenders in exchange for those New Fund Shares, and its holding period for those New Fund Shares will include, in each instance, its holding period for those Old Fund Shares, provided the Shareholder holds those Old Fund Shares as capital assets at the Effective Time; and

(7) For purposes of section 381, New Fund will be treated just as Old Fund would have been treated if there had been no Reorganization.  Accordingly, the Reorganization will not result in the termination of Old Fund’s taxable year, Old Fund’s tax attributes enumerated in section 381(c) will be taken into account by New Fund as if there had been no Reorganization, and the part of Old Fund’s taxable year before the Reorganization will be included in New Fund’s taxable year after the Reorganization.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Funds or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or

PRIVILEGED AND CONFIDENTIAL

American Beacon Funds
The CNL Funds
February 26, 2010

foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the Reorganization if either Fund is insolvent.  Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent.

We hereby consent to the reference to our firm in the Proxy Statement.

Very truly yours,

/s/ K&L Gates LLP